Exhibit 3.3

CERTIFICATE OF INCORPORATION

OF

AMSURG HOLDINGS, INC.

The undersigned natural person, acting as an incorporator of a corporation under the General Corporation Law of the State of Delaware, hereby adopts the following Certificate of Incorporation for such Corporation:

ARTICLE ONE

The name of the corporation is AmSurg Holdings, Inc. (the “Corporation”).

ARTICLE TWO

The address of its registered office in the State of Delaware is 160 Greentree Drive, Suite 101, City of Dover, County of Kent, Delaware 19904. The name of its registered agent at such address is National Registered Agents, Inc.

ARTICLE THREE

The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOUR

The total number of shares of stock which the Corporation shall have authority to issue is one thousand (1,000) shares of Common Stock, par value $0.001 per share.

ARTICLE FIVE

The name and mailing address of the sole incorporator are as follows:

Bradley L. Hart

Bass, Berry & Sims PLC

150 Third Avenue South, Suite 2800

Nashville, TN 37201

ARTICLE SIX

The Corporation is to have perpetual existence.

ARTICLE SEVEN

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, alter or repeal the bylaws of the Corporation.

ARTICLE EIGHT

Meetings of stockholders may be held within or without the State of Delaware, as the bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the Corporation. Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

ARTICLE NINE

To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this ARTICLE NINE shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE TEN

The Corporation shall indemnify its officers, directors, employees and agents to the fullest extent permitted by the Delaware General Corporation Law.

ARTICLE ELEVEN

The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

ARTICLE TWELVE

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

I, Bradley L. Hart, being the sole incorporator herein before named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 11th day of July, 2014.

/s/ Bradley L. Hart
Bradley L. Hart, Sole Incorporator

CERTIFICATE OF MERGER

OF

AMSURG HOLDINGS, INC.

WITH AND INTO

AMSURG HOLDINGS, INC.

July 14, 2014

AmSurg Holdings, Inc., a corporation duly organized and existing under and by virtue of the laws of the State of Delaware (the “Corporation”), desiring to merge AmSurg Holdings, Inc., a corporation duly organized and existing under and by virtue of the laws of the State of Tennessee (“Tennessee Corp.”), with and into the Corporation (the “Merger”), pursuant to Section 252 of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

FIRST: The name and jurisdiction of formation, organization or incorporation of each of the constituent entities to the Merger (the “Constituent Entities”) are as follows:

Name	Jurisdiction
AmSurg Holdings, Inc.	Delaware
AmSurg Holdings, Inc.	Tennessee

SECOND: An Agreement and Plan of Merger, dated as of July 14, 2014 (the “Merger Agreement”), by and among each of the Constituent Entities and the other parties thereto, was approved, adopted, certified, executed and acknowledged by the Constituent Entities in accordance with Sections 252 and 251(f) of the DGCL.

THIRD: No shares of stock of the Corporation were issued prior to the adoption by the Corporation’s board of directors of the resolution approving the Merger Agreement.

FOURTH: The Corporation will continue as the entity surviving the Merger (the “Surviving Corporation”) and the name of the Surviving Corporation shall be AmSurg Holdings, Inc. upon the effectiveness of the Merger.

FIFTH: The Merger shall be effective immediately upon filing of this Certificate of Merger with the Secretary of State of the State of Delaware (the “Effective Time”).

SIXTH: At the Effective Time, the Certificate of Incorporation of the Corporation, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended pursuant to the DGCL.

SEVENTH: An executed copy of the Merger Agreement is on file at the offices of the Surviving Corporation at 20 Burton Hills Boulevard, Suite 500, Nashville, Tennessee 37215.

EIGHTH: A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder or shareholder of the Corporation or Tennessee Corp., respectively.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Merger to be executed as of the date first written above.

AMSURG HOLDINGS, INC.

By:	/s/ Claire M. Gulmi
Name: Claire M. Gulmi
Title: Vice President, Treasurer and Secretary

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